Exhibit 4.5

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THIS SECURITY MAY NOT BE ACQUIRED OR HELD WITH THE ASSETS OF (I) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO ERISA, (II) A “PLAN” DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (III) ANY ENTITY DEEMED TO HOLD “PLAN ASSETS” OF ANY OF THE FOREGOING BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN SUCH ENTITY, OR (IV) A GOVERNMENTAL PLAN OR CHURCH PLAN SUBJECT TO APPLICABLE LAW THAT IS SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA OR SECTION 4975 OF THE CODE, UNLESS THE ACQUISITION AND HOLDING OF THIS SECURITY BY THE PURCHASER OR TRANSFEREE, THROUGHOUT THE PERIOD THAT IT HOLDS THIS SECURITY, ARE EXEMPT FROM THE PROHIBITED TRANSACTION RESTRICTIONS UNDER ERISA AND SECTION 4975 OF THE CODE OR ANY PROVISIONS OF SIMILAR LAW, AS APPLICABLE, PURSUANT TO ONE OR MORE PROHIBITED TRANSACTION STATUTORY OR ADMINISTRATIVE EXEMPTIONS. BY ITS ACQUISITION OR HOLDING OF THIS SECURITY, EACH PURCHASER AND TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT THE FOREGOING REQUIREMENTS HAVE BEEN SATISFIED.

GLOBAL NOTE

COLEMAN CABLE, INC.

9% SENIOR NOTES DUE 2018

Principal Amount $275,000,000

as revised by the Schedule of Increases and

Decreases in Global Note attached hereto

No.: R-1

                                                                                                                                                                                            CUSIP NO.

                                                                                                                                                                                            ISIN NO.

Coleman Cable, Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Seventy-Five Million Dollars ($275,000,000), as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on February 15, 2018.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

[Intentionally left blank]

Additional provisions of this Note are set forth on the other side of this Note.

COLEMAN CABLE, INC.

By:
Name: Richard N. Burger Title: Chief Financial Officer

Dated:                     , 2010

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

Deutsche Bank National Trust Company, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Date:

GUARANTEES

The Note Guarantor listed below hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with any Additional Note Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of principal and interest and other Guaranteed Obligations with respect to the Company’s $275,000,000 principal amount of 9% Senior Notes due 2018 in accordance with the terms set forth in the Indenture. The Note Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Guarantee notwithstanding any extension or renewal of any Obligation. The Note Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Note Guarantee.

The Note Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. The Note Guarantor waives notice of any default under the Notes or the Obligations. The obligations of the Note Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Additional Note Guarantor; or (vi) any change in the ownership of the Company.

The Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREBY BY REFERENCE.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which these guarantees are noted shall have been executed by the Trustee under the Indenture by the manual signature of an authorized officer.

Capitalized terms used herein have the meanings given in the Indenture.

[Intentionally left blank]

NOTE GUARANTOR: CCI INTERNATIONAL, INC.

By:
Name: Richard N. Burger Title: Chief Financial Officer

Date:                     , 2010

(REVERSE OF NOTE)

9% SENIOR NOTES DUE 2018

1.	Interest.

Coleman Cable, Inc., a Delaware corporation (such corporation, and its successors and assigns under this Indenture hereinafter referred to as the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company will pay interest semiannually in arrears on each Interest Payment Date of each year commencing August 15, 2010. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The redemption of Notes with unpaid and accrued interest to the Redemption Date will not affect the right of Holders of record on a record date to receive interest due on an interest payment date.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate of two percent (2.0%) per annum in excess of the rate shown on this Note, as provided in the Indenture.

2.	Method of Payment.

Prior to 10:00 a.m. Chicago time on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar.

Initially, Deutsche Bank National Trust Company (the “Trustee”), will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company or any Note Guarantor may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture; Guarantees.

The Company issued the Notes under an Indenture, dated as of February 3, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company, the Note Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are general unsecured obligations of the Company unlimited in aggregate principal amount, of which $235,000,000 in aggregate principal amount will be initially issued on the Issue Date. All Notes will be treated as a single class of securities under this Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Restricted Subsidiaries to: Incur Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Restricted Subsidiaries’ assets.

To guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Note Guarantor and each future Domestic Restricted Subsidiary will unconditionally guarantee, jointly and severally, such obligations pursuant to the terms of the Indenture. Each Note Guarantee will be subject to release as provided in the Indenture.

5.	Redemption.

1. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on or after February 15, 2014, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on February 15 of any year set forth below:

Year	Percentage
2014	104.500%
2015	102.250%
2016 and thereafter	100.000%

2. The Company may redeem the Notes, at its option, in whole at any time, or in part from time to time, prior to February 15, 2014, at the redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the applicable Redemption Date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

Optional Redemption upon Public Equity Offerings. At any time, or from time to time, prior to February 15, 2013, the Company may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 109.000% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption; provided, that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding; and

(2) the Company shall make such redemption not more than 60 days after the consummation of such Public Equity Offering.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement (other than a registration statement filed on Form S-4 or S-8) filed with the SEC in accordance with the Securities Act.

Partial Redemption. In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

6.	Repurchase Provisions.

Change Of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes at a purchase price equal to one hundred and one percent (101%) of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase. Within 20 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Offer Notice. As more fully described in the Indenture, the Change of Control Offer Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer Notice is mailed, other than as may be required by law.

Asset Sale Offer. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes, and at the Company’s option, on a pro rata basis with other Pari Passu Debt with similar provisions requiring the Company to offer to purchase such Indebtedness with the proceeds of Asset Sales. The Company may defer an Asset Sale Offer until the aggregate unapplied Net Cash Proceeds from Asset Sales equals or exceeds $5.0 million.

7.	Denominations; Transfer; Exchange.

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $1,000 and any integral multiple thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning on the Record Date for an Interest Payment Date and ending on such Interest Payment Date.

8.	Persons Deemed Owners.

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity.

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Holder, or to provide for the issuance of Exchange Notes or Additional Notes.

12.	Defaults and Remedies.

If an Event of Default (other than certain events of bankruptcy or insolvency) shall occur and be continuing, the Trustee or the Holders of at least twenty-five percent (25%) in principal amount of Outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” Certain events of bankruptcy or insolvency are Events of Default which will result in the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become immediately due and payable without any deceleration or other act on the part of the Trustee or Holder.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal or, premium, if any, or interest on any Note) if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

13.	Trustee Dealings with the Company.

Subject to certain limitations set forth in the Indenture, the Trustee under this Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others.

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company has caused ISIN numbers to be printed on the Notes and has directed the Trustee to use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Coleman Cable, Inc.

1530 Shields Drive

Waukegan, Illinois 60085

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint             agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

Sign exactly as your name appears on the

other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.8 or Section 3.11 of the Indenture, check either box:

[ ] SECTION 3.8	[ ] SECTION 3.11

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.8 or Section 3.11 of the Indenture, state the principal amount (which must be an integral multiple of $1,000) that you want to have purchased by the Company: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.